EXHIBIT 99.1

Houston Wire & Cable Company Completes Sale of Southern Wire Division and Achieves Debt Reduction Goal

HOUSTON, Jan. 06, 2021 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (Nasdaq: HWCC) today announced that it completed the sale of its Southern Wire business, a leading wholesale distributor of wire rope and rigging products, to Southern Rigging Companies. The sale closed on December 31, 2020 for a purchase price of $20 million, subject to a working capital adjustment. HWCC used the net proceeds of approximately $18.1 million to reduce debt.

The Company made great progress reducing debt during the year as Revolver debt decreased $66.4 million from its peak of $95.2 million in the first quarter to $22.6 million at year-end. The Revolver debt reflects proceeds from the sale of the Southern Wire division at December 31, 2020 of $18.1 million. Excluding the Southern Wire proceeds, Revolver debt at year-end would have been $40.7 million.

As previously communicated, the Company’s year-end goal was to lower Revolver debt to between $40 to $45 million, excluding a divestiture. The Company achieved its Revolver debt goal and believes the substantial debt reduction of $66.4 million lessens financial risk without any deterioration of its ability to provide excellent customer service.

The Company also has a Paycheck Protection Program (“PPP”) loan of $6.2 million which was received on May 4, 2020 and funded under the Coronavirus Aid, Relief, and Economic Security Act. We anticipate approximately $5.8 million of this loan will be forgiven in 2021. Total debt at December 31, 2020, which includes the Revolver and PPP debt, was $28.8 million.

James L. Pokluda III, HWCC President & CEO commented, “We are excited we were able to complete the Southern Wire sale in 2020 and I am pleased to report that the sale of this division, together with our prudent management of working capital and expense reduction initiatives, has allowed us to reduce our debt to $28.8 million at year end, down 70% from the peak in 2020. In addition, we were able to achieve this debt reduction while maintaining our outstanding customer service.”

About the Company

With 45 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Source: Houston Wire & Cable Company

CONTACT:

Eric W. Davis
Chief Financial Officer
Direct: 713.609.2177
Fax: 713.609.2168
edavis@houwire.com